Exhibit 99.1

Investor Contact:	Press Contact:
Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Kelso Capital Corporation Generates Net Investment Income Adjusted for Pro-Forma Incentive Management Fees of $0.27 per share and $1.08 per share for the three months and year ended December 31, 2012, relative to dividends declared of $0.26 per share and $1.04 per share

New York, New York, March 7, 2013 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a quarterly dividend of $0.26 per share payable on April 2, 2013 to stockholders of record as of March 19, 2013.

BlackRock Kelso Capital also announced financial results for the quarter and year ended December 31, 2012.

HIGHLIGHTS:

Investment Portfolio: $1,070.7 million

Net Assets: $687.4 million

Indebtedness (borrowings under credit facility and senior secured notes): $346.9 million

Net Asset Value per share: $9.31

Net Asset Value per share (excluding all incentive management fees): $9.61

Portfolio Activity for the Quarter Ended December 31, 2012:

Cost of investments during period: $78.6 million

Sales, repayments and other exits during period: $111.3 million

Portfolio Activity for the Year Ended December 31, 2012:

Cost of investments during period: $317.1 million

Sales, repayments and other exits during period: $314.8 million

Number of portfolio companies at end of period: 47

Operating Results for the Quarter Ended December 31, 2012:

Net investment income per share: $0.11

Dividends declared per share: $0.26

Earnings per share: $0.02

Net investment income: $8.3 million

Net realized and unrealized losses: $6.6 million

Net increase in net assets from operations: $1.7 million

Net investment income per share, as adjusted1: $0.27

Earnings per share, as adjusted1: $0.18

Net investment income, as adjusted1: $20.1 million

Operating Results for the Year Ended December 31, 2012:

Net investment income per share: $1.00

Dividends declared per share: $1.04

Earnings per share: $0.78

Net investment income: $73.7 million

Net realized and unrealized losses: $16.3 million

Net increase in net assets from operations: $57.4 million

Net investment income per share, as adjusted1: $1.08

Earnings per share, as adjusted1: $0.85

Net investment income, as adjusted1: $79.2 million

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 9.

Portfolio and Investment Activity

During the three months ended December 31, 2012, we invested $78.6 million across two new and several existing portfolio companies. This compares to investing $141.0 million across three new and several existing portfolio companies for the three months ended December 31, 2011. Sales, repayments and other exits of investment principal totaled $111.3 million during the three months ended December 31, 2012, versus $86.1 million during the three months ended December 31, 2011. The two new originations during the quarter were as follows:

•

During November 2012, we purchased $20.0 million of the senior secured notes of American Piping Products, Inc., a distributor of specialized heavy-wall seamless steel pipe, fittings and related products and services.

•

During December 2012, we purchased $21.0 million of the senior subordinated notes of Higginbotham Insurance Agency, Inc., a generalist insurance broker which places property and casualty and life insurance, and provides risk management services. We also purchased 1,163 units of Higginbotham Investment Holdings, LLC for $1.5 million, representing a less than 1% ownership of the company.

In conjunction with the two investments this quarter, we recorded fees and discounts of $0.8 million. Additionally, each debt investment bears a fixed rate of interest, and all-in, our expected yield to maturity for these securities is 13.4% and 11.5%, respectively.

Given the current market conditions and our focus on capital preservation, we continued to be very selective during the quarter, resisting transactions where deal structures were weak, leverage was too high and returns were not adequate to compensate for risk. During the year ended December 31, 2012, we invested $317.1 million across six new and several existing portfolio companies. This compares to investing $401.5 million across twelve new and several existing portfolio companies for the year ended December 31, 2011. Sales, repayments and other exits of investment principal totaled $314.8 million during the year ended December 31, 2012, versus $249.1 million during the year ended December 31, 2011. In conjunction with the early repayments of certain of our investments throughout 2012, we recognized $14.6 million in fees and prepayment penalties.

At December 31, 2012, our portfolio consisted of 47 portfolio companies and was invested 52% in senior secured loans, 18% in senior secured notes 16% in unsecured or subordinated debt securities, 13% in equity investments, and 1% in cash and cash equivalents. Our average portfolio company investment at amortized cost, excluding investments below $5.0 million, was approximately $26.9 million at December 31, 2012 versus $24.0 million at the end of the prior year.

The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 12.2% at December 31, 2012 and 11.9% at December 31, 2011. The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 11.4% and 13.5%, respectively, at December 31, 2012, versus 12.0% and 11.4% at December 31, 2011. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents. In certain of our portfolio companies, we hold equity positions ranging from minority interests to majority stakes, which we expect will contribute to our investment returns over time.

At December 31, 2012, we had $9.1 million in cash and cash equivalents, $203.1 million available under our senior secured, multi-currency credit facility, and $0.4 million payable for investments purchased. Our leverage stood at 0.50 times at year end. As we continue to prudently evaluate potential new investments, we view our modestly leveraged balance sheet as a positive.

Results of Operations

Results comparisons are for the three months and years ended December 31, 2012 and 2011.

Investment Income

Our portfolio generated investment income of $37.9 million and $147.3 million, respectively, for the three months and year ended December 31, 2012, compared to $36.0 million and $131.5 million for the three months and year ended December 31, 2011. Of these totals, fee income for the three months and year ended December 31, 2012 was $4.4 million and $20.7 million, respectively, versus $5.5 million and $21.9 million for the three months and year ended December 31, 2011. Although our net portfolio was slightly smaller than a year ago, the average balance of our total investments at amortized cost was $1,099.3 million for the current year, compared to $1,021.3 million for the prior year. The higher average earning asset base as well as the slightly higher weighted average yields on the comparative portfolios are contributors to the increase in investment income over the prior year. Our current portfolio provides us with a stable base of net investment income regardless of new investment activity and associated fee income. Fee income also tends to be relatively consistent for our business, as illustrated in the annual amounts above.

Expenses

Total expenses for the three months and year ended December 31, 2012 were $29.6 million and $73.6 million, respectively, versus $24.7 million and $58.6 million for the three months and year ended December 31, 2011. Of these totals, for the three months and year ended December 31, 2012, $5.6 million and $22.5 million, respectively, were base management fees, versus $5.3 million and $19.8 million for the three months and year ended December 31, 2011. The increases in the current periods reflect the appreciation in value of our portfolio, as total unrealized appreciation/(depreciation) in our portfolio moved from ($52.0) million at the 2011 year end to $20.8 million at the 2012 year end.

Incentive management fees for the three months and year ended December 31, 2012 were $17.3 million and $22.5 million, respectively, as compared to $11.9 million for the three months and year ended December 31, 2011. With respect to incentive management fees based on income, $17.0 million was earned for the annual 2012 period, versus $11.9 million for 2011. The year over year increase is due to an increase in the overall portfolio returns from 11.4% to 12.8%, the factor from which the income based incentive management fees are derived. These returns are computed from the period’s distributable net income to shareholders as compared to the beginning of period net asset value. Of the current period totals and new this year, $2.5 million and $5.5 million, respectively, represent incentive management fees accrued based on a hypothetical capital gains calculation, as required by GAAP. A hypothetical liquidation is performed each quarter possibly resulting in an incentive management fee accrual if the amount is positive. It should be noted, however, that a fee so calculated and accrued is not due and payable, if at all, until the end of each measurement period, or every June 30.

Interest and credit facility related expenses were $4.7 million and $19.6 million, respectively, for the three months and year ended December 31, 2012, compared to $4.7 million and $16.6 million for the three months and year ended December 31, 2011. The increase in the 2012 period is mainly a result of increased borrowing levels, as average debt outstanding increased over $90 million from 2011 levels to an average of $381.5 million for 2012.

Expenses also consist of amortization of debt issuance costs, investment advisor expenses, professional fees, administrative services expense, director fees and miscellaneous other expenses.

Net Investment Income

Continuing our positive earnings momentum, net investment income totaled $8.3 million and $73.7 million, or $0.11 per share and $1.00 per share, respectively, for the three months and year ended December 31, 2012. For the three months and year ended December 31, 2011, net investment income totaled $11.3 million and $72.9 million, or $0.15 per share and $1.00 per share, respectively. Our portfolio continues to produce a stable amount of interest and dividend income relative to it’s size, and the income based incentive management fee continues to be concentrated in the fourth quarter, producing an uncharacteristically low net investment income per share relative to that for the entire year. Had our incentive management fees been accrued ratably throughout the year rather than heavily weighted in the fourth quarter as is the result when applying GAAP, our net investment income, as adjusted, would have been $0.27 per share and $1.08 per share, respectively, for the three months and year ended December 31, 2012. Alternate presentations of net investment income per share adjusting to normalize this fourth quarter concentration can be found in the Supplemental table on page 9.

Net Realized Losses

Total net realized losses for the three months and year ended December 31, 2012 were $15.7 million and $89.1 million, respectively, compared to $7.5 million and $49.9 million for the three months and year ended December 31, 2011. Net realized losses for the year ended December 31, 2012 was the result of $87.9 million in net losses realized from the sales, repayments and other exits of our investments and $1.2 million in net losses realized on foreign currency transactions. Net realized loss on investments resulted primarily from the disposition of our debt and equity investments in Big Dumpster Acquisition, Inc. et al and American SportWorks LLC et al, and the restructuring of our equity investment in WBS Group Holdings, LLC. Nearly the entire net realized loss on investments represents amounts that had been reflected in net unrealized depreciation on investments in prior periods. Foreign currency losses mainly represent net losses on forward currency contracts used to mitigate the impact that changes in foreign exchange rates would have on our investments denominated in foreign currencies.

Net Unrealized Appreciation or Depreciation

For the three months and year ended December 31, 2012, the change in net unrealized appreciation on investments and foreign currency translation was an increase in net unrealized appreciation of $9.1 million and $72.8 million, respectively, versus $3.2 million and $53.9 million for the three months and year ended December 31, 2011. Net unrealized appreciation (depreciation) was $20.8 million at December 31, 2012 and ($52.0) million at December 31, 2011. For the three months ended December 31, 2012, while certain of our portfolio companies had strong performance, there was underperformance in certain others, but a modestly improved overall health of our investment portfolio. Removing the effects of reversals due to dispositions during the quarter, unrealized appreciation for the three months ended December 31, 2012 was relatively flat as compared to the prior quarter.

Net Increase in Net Assets from Operations

For the three months and year ended December 31, 2012, the net increase in net assets from operations was $1.7 million and $57.4 million, or $0.02 per share and $0.78 per share, respectively, compared to $7.0 million and $76.9 million, or $0.10 per share and $1.05 per share, for the three months and year ended December 31, 2011. As compared to the prior period, we continue to experience our historically reduced fourth quarter increase for two reasons. While we are earning a relatively stable net investment income, our current period increase in net assets was largely impacted by the fourth quarter concentration of our trailing four-fiscal quarter incentive management fees of $14.8 million. Also contributing to the usually large offset was our GAAP accrual of hypothetical capital gains incentive management fees of $2.5 million. Our net asset value per share for the years ending 2012 and 2011 was $9.31 and $9.58, respectively. Removing incentive management fees for the current year, our December 31st net asset value per share stands relatively consistent with the prior three quarters at $9.61.

Liquidity and Capital Resources

At December 31, 2012, we had approximately $9.1 million in cash and cash equivalents, $346.9 million in debt outstanding and, subject to leverage and borrowing base restrictions, $203.1 million available for use under our senior secured, multi-currency credit facility, which matures in December 2013. Relative to our $1.1 billion dollar portfolio at fair value, we continue to have sufficient debt capacity to grow our business. At December 31, 2012, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 295% and were in compliance with all financial covenants under our debt agreements. Cash provided by (used in) operating activities for the years ended December 31, 2012 and 2011 was $68.3 million and ($87.1) million, respectively. In the near term, we expect to meet our liquidity needs through periodic add-on equity and debt offerings, use of the remaining availability under our credit facility and continued cash flows from operations. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

On February 19, 2013, we closed a private offering (the “Offering”) of $100.0 million in aggregate principal amount of our 5.50% unsecured convertible senior notes due February 15, 2018 (the “Notes”). Net proceeds from the Offering were approximately $96.7 million. We have also granted the initial purchasers an option to purchase up to an additional $15.0 million in aggregate principal amount of the Notes to cover overallotments, if any. The overallotment option was fully exercised on March 4, 2013. The Notes were only offered to qualified institutional buyers as defined in the Securities Act of 1933, as amended, pursuant to Rule 144A under the Securities Act. In certain circumstances and during certain periods, the Notes are convertible into cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election. Interest on the Notes is due semi-annually in arrears, commencing on August 15, 2013. The proceeds from the Offering were used to reduce outstanding borrowings and for general corporate purposes, including investing in portfolio companies in accordance with our investment objective.

During March 2013, we received binding commitments from several lenders for a $350.0 million senior secured, multi-currency credit facility, subject to definitive documentation and closing, with a maturity date of March 2017.

Dividends

On March 6, 2013, our Board of Directors declared a quarterly dividend of $0.26 per share, payable on April 2, 2013 to stockholders of record at the close of business on March 19, 2013.

We continue to remain focused on our dividend coverage. Our net investment income adjusted for pro-forma incentive management fees was $0.27 per share and $1.08 per share for the three months and year ended December 31, 2012, respectively. Relative to dividends declared of $0.26 per share and $1.04 per share for the same periods, we continued to earn our dividend in 2012.

Dividends declared to stockholders for the three months and year ended December 31, 2012 totaled $19.2 million, or $0.26 per share, and $76.6 million, or $1.04 per share, respectively. For the three months and year ended December 31, 2011, dividends declared to stockholders totaled $19.0 million, or $0.26 per share, and $80.4 million, or $1.10 per share, respectively. Tax characteristics of all dividends are reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income; and to avoid an excise tax imposed on RICs, we must distribute annually to our stockholders at least 98% of our ordinary income and 98.2% of our net capital gains. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2012.

Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the years ended December 31, 2012 and 2011, dividends reinvested pursuant to our dividend reinvestment plan totaled $5.6 million and $8.0 million, respectively.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2012, the repurchase plan was further extended through June 30, 2013, with 1,331,143 shares remaining authorized for repurchase. There were no purchases under the plan during the three months and year ended December 31, 2012. Since inception of the repurchase plan through December 31, 2012, we have purchased 1,425,507 shares of our common stock on the open market for $9.5 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday, March 7, 2013 to discuss its fourth quarter and full year 2012 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 73865774). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 6:30 p.m. on Thursday, March 7, 2013 and ending at midnight on Thursday, March 14, 2013. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 73865774. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

PRIOR TO THE WEBCAST/TELECONFERENCE, AN INVESTOR PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL WILL BE POSTED TO BLACKROCK KELSO CAPITAL’S WEBSITE WITHIN THE PRESENTATIONS SECTION OF THE INVESTOR RELATIONS PAGE (http://www.blackrockkelso.com/InvestorRelations/Presentations/index.htm).

BlackRock Kelso Capital Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	December 31, 2012	December 31, 2011
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $849,028,227 and $959,635,127)	$850,511,125	$890,691,404
Non-controlled, affiliated investments (cost of $50,983,674 and $59,633,913)	67,750,172	71,035,799
Controlled investments (cost of $137,337,392 and $78,601,629)	143,336,244	87,225,239

Total investments at fair value (cost of $1,037,349,293 and $1,097,870,669)	1,061,597,541	1,048,952,442
Cash and cash equivalents	9,122,141	7,478,904
Cash denominated in foreign currencies (cost of $0 and $300,380)	—	300,089
Unrealized appreciation on forward foreign currency contracts	369,417	—
Receivable for investments sold	504,996	2,734,705
Interest receivable	14,048,248	16,474,871
Dividends receivable	—	8,493,799
Prepaid expenses and other assets	4,375,527	6,740,517

Total Assets	$1,090,017,870	$1,091,175,327

Liabilities
Payable for investments purchased	$440,243	$421,597
Unrealized depreciation on forward foreign currency contracts	—	1,106,241
Debt	346,850,000	343,000,000
Interest payable	5,277,132	5,592,184
Dividend distributions payable	19,196,418	19,040,586
Base management fees payable	5,626,893	5,293,755
Incentive management fees payable	20,277,930	11,878,159
Accrued administrative services	277,000	144,625
Other accrued expenses and payables	4,692,562	3,689,331

Total Liabilities	402,638,178	390,166,478

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 75,257,888 and 74,636,091 issued and 73,832,381 and 73,210,584 outstanding	75,258	74,636
Paid-in capital in excess of par	917,534,577	983,082,373
Distributions in excess of net investment income	(22,291,022)	(26,165,703)
Accumulated net realized loss	(219,270,607)	(194,505,823)
Net unrealized appreciation (depreciation)	20,808,162	(51,999,958)
Treasury stock at cost, 1,425,507 and 1,425,507 shares held	(9,476,676)	(9,476,676)

Total Net Assets	687,379,692	701,008,849

Total Liabilities and Net Assets	$1,090,017,870	1,091,175,327

Net Asset Value Per Share	$9.31	$9.58

BlackRock Kelso Capital Corporation Consolidated Statements of Operations (Unaudited)	Three months ended December 31, 2012	Three months ended December 31, 2011	Year ended December 31, 2012	Year ended December 31, 2011
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$26,994,492	$24,916,323	$108,797,089	$92,138,658
Non-controlled, affiliated investments	911,860	1,612,891	4,965,190	5,122,152
Controlled investments	3,065,887	3,259,758	9,567,654	8,211,274
Total interest income	30,972,239	29,788,972	123,329,933	105,472,084

Fee income:
Non-controlled, non-affiliated investments	4,337,447	5,272,164	19,794,762	21,054,066
Non-controlled, affiliated investments	—	216,456	735,708	762,570
Controlled investments	57,522	39,677	193,692	157,415

Total fee income	4,394,969	5,528,297	20,724,162	21,974,051

Dividend income:
Non-controlled, non-affiliated investments	30,344	649,428	736,501	2,928,196
Non-controlled, affiliated investments	2,500,000	21,899	2,500,000	1,128,207
Controlled investments	—	—	—	—

Total dividend income	2,530,344	671,327	3,236,501	4,056,403

Total investment income	37,897,552	35,988,596	147,290,596	131,502,538

Expenses:
Base management fees	5,626,892	5,293,755	22,504,433	19,841,258
Incentive management fees	17,314,127	11,878,159	22,491,789	11,878,159
Interest and credit facility fees	4,689,102	4,658,465	19,606,951	16,561,095
Amortization of debt issuance costs	634,679	628,558	2,524,915	2,499,742
Investment advisor expenses	626,996	603,284	1,991,416	1,779,734
Professional fees	148,427	560,174	1,229,009	1,905,782
Administrative services	111,951	307,633	528,559	1,173,754
Director fees	120,500	108,295	467,563	417,564
Other	309,067	651,964	2,284,429	2,566,659

Total expenses	29,581,741	24,690,287	73,629,064	58,623,747

Net investment income before excise taxes	8,315,811	11,298,309	73,661,532	72,878,791
Excise tax expense	—	—	—	—

Net Investment Income	8,315,811	11,298,309	73,661,532	72,878,791

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	3,547	(1,241,275)	(75,336,460)	(38,314,683)
Non-controlled, affiliated investments	99,525	6,052	2,223,371	(4,886,347)
Controlled investments	(14,819,901)	(7,923,526)	(14,819,901)	(7,901,154)
Foreign currency	(967,726)	1,704,988	(1,185,429)	1,208,808

Net realized gain (loss)	(15,684,555)	(7,453,761)	(89,118,419)	(49,893,376)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	(4,342,245)	294,204	72,727,614	44,577,066
Non-controlled, affiliated investments	3,280,090	4,586,662	9,580,694	15,033,972
Controlled investments	9,031,808	633,029	(10,972,967)	(4,915,504)
Foreign currency translation	1,140,833	(2,308,686)	1,472,779	(760,440)

Net change in unrealized appreciation or depreciation	9,110,486	3,205,209	72,808,120	53,935,094

Net realized and unrealized gain (loss)	(6,574,069)	(4,248,552)	(16,310,299)	4,041,718

Net Increase in Net Assets Resulting from Operations	$1,741,742	$7,049,757	$57,351,233	$76,920,509

Net Investment Income Per Share	$0.11	$0.15	$1.00	$1.00

Earnings Per Share	$0.02	$0.10	$0.78	$1.05

Basic and Diluted Weighted-Average Shares Outstanding	73,829,397	73,248,862	73,623,983	73,037,357
Dividends Declared Per Share	$0.26	$0.26	$1.04	$1.10

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended December 31, 2012	Three months ended December 31, 2011	Year ended December 31, 2012	Year ended December 31, 2011
GAAP Basis:
Net Investment Income	$8,315,811	$11,298,309	$73,661,532	$72,878,791
Net Increase in Net Assets from Operations	1,741,742	7,049,757	57,351,233	76,920,509
Net Investment Income per share	0.11	0.15	1.00	1.00
Net Increase in Net Assets from Operations per share	0.02	0.10	0.78	1.05
Addback: GAAP incentive management fee expense based on Gains	2,530,932	—	5,494,735	—

Pre-Gain Incentive Fee[2]:
Net Investment Income	$10,846,743	$11,298,309	$79,156,267	$72,878,791
Net Increase in Net Assets from Operations	4,272,674	7,049,757	62,845,968	76,920,509
Net Investment Income per share	0.15	0.15	1.08	1.00
Net Increase in Net Assets from Operations per share	0.06	0.10	0.85	1.05
Addback: GAAP incentive management fee expense based on Income	$14,783,195	$11,878,159	$16,997,054	$11,878,159
Less: Incremental incentive management fee expense based on Income	5,571,252	3,807,635	16,997,054	11,878,159

As Adjusted[1]:
Net Investment Income	$20,058,686	$19,368,833	$79,156,267	$72,878,791
Net Increase in Net Assets from Operations	13,484,617	15,120,281	62,845,968	76,920,509
Net Investment Income per share	0.27	0.26	1.08	1.00
Net Increase in Net Assets from Operations per share	0.18	0.21	0.85	1.05

As Adjusted1: Amounts are adjusted to remove the incentive management fee expense based on Gains, as required by GAAP, and to include the incremental incentive management fee expense based on Income. The incremental incentive management fee is based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior three quarters. Amounts reflect the Company’s ongoing operating results and are the most effective indicator of the Company’s financial performance over time.

Pre-Gain Incentive Fee2: Amounts are adjusted to remove the incentive management fee expense based on Gains, as required by GAAP. Such fee is calculated and accrued but not due and payable until the end of a measurement period.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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